EXHIBIT 99.1

            Gastar Exploration Reports Second Quarter 2007
                   Financial and Operational Results

    HOUSTON--(BUSINESS WIRE)--Aug. 14, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today reported financial and operational results for the three and six months ended June 30, 2007.

    Net income attributable to common shares for the second quarter of 2007 was $4.4 million, or $0.02 per basic and diluted share, compared to a net loss of $6.7 million, or $0.04 per basic and diluted share, for the second quarter of 2006. Net income for the second quarter of 2007 included a gain on the sale of unproved natural gas and oil properties of $38.9 million, which was partially offset by a non-cash full cost ceiling impairment of natural gas and oil properties of $28.5 million. The second quarter 2006 net loss included a charge for litigation settlement expense of $1.2 million. Excluding the effect of these items in both years, Gastar would have incurred a second quarter loss of $6.0 million, or $0.03 per share, for 2007, compared to a loss of $5.5 million, or $0.03 per share, for the second quarter of 2006.

    Total revenues for the three months ended June 30, 2007 were approximately $8.0 million, compared to $6.7 million for the comparable period in 2006. Of the 19% increase in revenues, 76% was attributable to increases in production resulting from the commencement of production of natural gas from new wells in East Texas in 2007, and 24% was attributable to increases in natural gas prices. Net cash flows provided by operating activities for the three months ended June 30, 2007 were $5.4 million, compared to $5.5 million for the comparable period in 2006. Weighted average shares of common stock outstanding on a basic and diluted basis increased 21% to 201.9 million shares for the second quarter of fiscal 2007 compared to the year earlier-period.

    Average daily production for the second quarter of 2007 was 15.1 million cubic feet of natural gas equivalents per day (MMcfe/d), an increase of 14%, compared to 13.2 MMcfe/d for the second quarter of 2006 and a 7% increase over production levels of 14.1 MMcfe/d for the first quarter of 2007. Lease operating expense (LOE) was $1.5 million both for the second quarter of 2007 and for the same period of 2006. LOE per Mcfe decreased to $1.10 per Mcfe during the second quarter of 2007 from $1.21 per Mcfe for the comparable period in 2006. The decrease in LOE per Mcfe was primarily due to higher production volumes and lower ad valorem taxes, which were partially offset by unexpected workover costs in East Texas.

    In May 2007, the Company sold a portion of its undeveloped natural gas and oil acreage in the Hilltop area of East Texas for approximately $68.2 million, before transaction costs, resulting in a gain on the sale of $38.9 million. In the second quarter of 2007, a $28.5 million non-cash full cost ceiling impairment of natural gas and oil properties was recorded. The weighted average natural gas price used for the June 30, 2007 ceiling impairment evaluation was $5.75 per Mcf, held constant, as compared to $6.31 for the March 31, 2007 similar evaluation, when there was no impairment. There was no impairment recorded for the three months ended June 30, 2006. The second quarter 2006 loss included $1.2 million of litigation expense.

    J. Russell Porter, Gastar's Chairman, President and CEO, stated, "During the second quarter, we participated in the drilling of 2 gross (1.1 net) wells in our deep Bossier gas play of East Texas, with a 100% success rate. In early August, we announced our best East Texas well initial production rate to date - the Donelson #3, which is currently producing at a gross sales rate of approximately 20 MMcf/d. We are drilling a horizontal Knowles Limestone well, the Lone Oak Ranch #4, after encouraging results from a vertical Knowles Limestone well, the John Parker #3.

    "While not reflected in our financial statements, in Australia the production pilot program on PEL 238 is progressing well, and we expect to receive the initial probable (2P) reserve certification from our independent engineering firm, Netherland Sewell & Associates, by the end of the year. We are currently drilling a six-well corehole program designed to increase 2P reserve certification by year-end or the first quarter of 2008. A Memorandum of Understanding signed with Macquarie Generation provides the framework for a potentially substantial market for gas from this project. Our joint venture group has also been approached by other potential gas buyers for sizable volume commitments.

    "For the balance of 2007, we will drill at least one additional deep Bossier well, likely an offset to the Donelson #3 well, and either one more additional deep Bossier well or another Knowles Limestone horizontal well, depending on the results of the Lone Oak Ranch #4. We also anticipate that the Odom #1 re-drill, a lower Yegua prospect located in Orange County, Texas, will spud during the third quarter."

    First Half Results

    For the six months ended June 30, 2007, Gastar reported a net loss attributable to common shares of $6.6 million, or $0.03 per basic and diluted share, compared to a net loss of $49.6 million, or $0.30 per basic and diluted share, for the six months ended June 30, 2006. Results for the first six months of 2007 included a gain on the sale of unproved natural gas and oil properties of $38.9 million, a non-cash full cost ceiling impairment of natural gas and oil properties of $28.5 million and a $5.0 million litigation settlement expense. Results for the first six months of 2006 included a non-cash full cost ceiling impairment of natural gas and oil properties of $37.3 million and a charge for litigation settlement expense of $1.2 million. Excluding the effect of these items in both years, Gastar would have incurred a loss of $12.0 million, or $0.06 per share, for the first six months of 2007, compared to a loss of $11.1 million, or $0.07 per diluted share, for the same period in 2006.

    Total revenues for the six months ended June 30, 2007 were $15.5 million, compared to $13.3 million for the comparable period in 2006. Average daily production for the six months ended June 30, 2007 was
14.6 MMcfe/d, up 21% from 12.1 MMcfe/d for the six months ended June 30, 2006. Net cash flows provided by operating activities for the six months ended June 30, 2007 were $5.7 million, compared to $2.7 million for the comparable period in 2006.

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 3 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

    Safe Harbor Statement and Disclaimer

    This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

                       GASTAR EXPLORATION LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

                    For the Three Months        For the Six Months
                       Ended June 30,             Ended June 30,
                  ------------------------- --------------------------
                      2007         2006         2007         2006
                  ------------ ------------ ------------ -------------
                         (in thousands, except per share data)

REVENUES               $7,956       $6,684      $15,471      $13,307

EXPENSES:
  Production taxes        220          366          514          766
  Lease operating
   expenses             1,514        1,450        3,209        2,706
  Transportation
   and treating           339          312          662          616
  Depreciation,
   depletion and
   amortization         5,443        3,565        9,784        7,874
  Impairment of
   natural gas and
   oil properties      28,514            -       28,514       37,301
  Accretion of
   asset
   retirement
   obligation              72           57          138          114
  Mineral resource
   properties            (136)          33         (123)         190
  General and
   administrative
   expenses             3,519        3,107        6,704        5,626
  Litigation
   settlement
   expense                  -        1,200        4,972        1,200
                  ------------ ------------ ------------ -------------
      Total
       expenses        39,485       10,090       54,374       56,393
                  ------------ ------------ ------------ -------------

LOSS FROM
 OPERATIONS           (31,529)      (3,406)     (38,903)     (43,086)

OTHER (EXPENSES)
 INCOME:
  Interest expense     (3,738)      (3,816)      (7,681)      (7,575)
  Investment
   income and
   other                  772          492        1,135        1,020
  Gain on sale of
   unproved
   natural gas and
   oil properties      38,872            -       38,872            -
  Foreign exchange
   gain                     3            3            2            4
                  ------------ ------------ ------------ -------------

INCOME (LOSS)
 BEFORE INCOME
 TAXES                  4,380       (6,727)      (6,575)     (49,637)
  Provision for
   income taxes             -            -            -            -
                  ------------ ------------ ------------ -------------

NET INCOME (LOSS)      $4,380      $(6,727)     $(6,575)    $(49,637)
                  ============ ============ ============ =============

NET INCOME (LOSS)
 PER SHARE:
  Basic and
   diluted              $0.02       $(0.04)      $(0.03)      $(0.30)
                  ============ ============ ============ =============

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING:
  Basic and
   diluted        201,918,634  166,513,762  198,488,244  165,663,086
                  ============ ============ ============ =============


                        PRODUCTION AND PRICES

                    For the Three Months        For the Six Months
                       Ended June 30,             Ended June 30,
                  ------------------------- --------------------------
                      2007         2006         2007         2006
                  ------------ ------------ ------------ -------------
Production:
  Natural gas
   (MMcf)             1,357.7      1,182.8      2,610.8      2,176.2
  Oil (MBbls)             2.4          2.8          5.6          3.0
     Total (MMcfe)    1,372.2      1,199.3      2,644.3      2,194.2
  MMcfe per day          15.1         13.2         14.6         12.1

Average sales
 prices:
  Natural gas (per
   Mcf)                 $5.75        $5.49        $5.80        $6.02
  Oil (per Bbl)        $63.06       $67.29       $58.49       $66.87


    CONTACT: Gastar Exploration Ltd., Houston
             Vice President and CFO
             Michael Gerlich, 713-739-1800
             mgerlich@gastar.com
             or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott, 713-529-6600
             lelliott@drg-e.com
             or
             Anne Pearson, 713-529-6600
             apearson@drg-e.com